Exhibit (7)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 37 to the Registration Statement on Form S-6 (No. 033-64410) (the “Registration Statement”) of our report dated March 10, 2022 relating to the statutory financial statements of New York Life Insurance and Annuity Corporation and consent to the use in the Registration Statement of our report dated April 5, 2022 relating to the financial statements of each of the investment divisions of NYLIAC Variable Universal Life Separate Account -I indicated in our report. We also consent to the reference to us under the heading “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

April 07, 2022